January 20, 2006


Mail Stop 4561

VIA U.S. MAIL AND FAX 1-312-726-0468

Mr. Marc R. Wilkow
General Partner and President
180 North Michigan Avenue
Chicago, Illinois 60601

RE:	First Wilkow Venture
Form 10-K for the year ended December 31, 2004
Form 10-Q for the year ended March 31, 2004
File no. 0-7798

Dear Mr.Wilkow:


We have completed our review of your Form 10-K and have no further comments at this time.



						Sincerely,



Jorge Bonilla
Senior Staff Accountant



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